Exhibit 10.1

AGREEMENT AND RELEASE

          THE AGREEMENT AND RELEASE is made and entered into by and among Terry Frandsen (hereinafter, “Employee”) and Escalade, Incorporated (collectively referred to hereinafter as “Company”).

          WHEREAS, Employee was employed by Company since October 14, 2002 in various positions, including most recently as Vice President and Chief Financial Officer at the Company’s headquarters in Evansville, Indiana. As Chief Financial Officer and in his other positions with the Company and its subsidiaries, Employee was knowledgeable of all aspects of the Company’s U.S. and International operations, including but not limited to the Company’s competitors; and

          WHEREAS, Employee and Company desire to fully and finally resolve and settle all CLAIMS (as herein defined), arising out of, resulting from or in any way connected with Employee’s employment and termination of employment with Company and its subsidiaries.

          NOW, THEREFORE, in consideration of the payment of the sums or partial payment of the sums set forth in Section 1 below and the mutual promises and conditions contained in this Agreement and Release, it is mutually agreed as follows, that:

1. Employee agrees that his employment with Company and its subsidiaries, including all officer and director positions held with any one or more of such entities, terminated on January 30, 2009 and as consideration for his release of the CLAIMS (herein defined) Company agrees to pay Employee his present salary for the period of twelve weeks less only applicable deductions for FICA, Medicare, federal, state and local taxes. The salary will be paid for six (6) consecutive payroll periods beginning with the first payroll period after January 24, 2009.

Employee agrees that he has been advised of his COBRA rights and if Employee chooses to exercise his COBRA rights, Company will pay COBRA premiums on his behalf for three (3) months. The Company will deduct his normal bi-weekly health care premium from his present salary for the same twelve (12) weeks or the first Three (3) months of the Eighteen (18) month COBRA period. Employee will be responsible to full COBRA premiums following the first three months of coverage.

Employee agrees that the sums provided in Section 1 are in addition to anything of value to which he is entitled from Company. Payment of any or all of the above sums is subject to the terms and conditions set forth in this Agreement and Release.

The parties acknowledge that the withholding of applicable deductions for FICA, Medicare, federal, state and local taxes as set forth in the Section 1 is only for the benefit and protection of Company and should not be interpreted in any way as evidence of other than an employer/former employee relationship. If there is a breach or threatened breach of the terms of this Agreement and Release and/or Employee secures other employment, Company may terminate the pay period payments set out above in Section 1.

2. Employee acknowledges that his employment with Company was at-will and agrees to unconditionally release and forever discharge Company its agents, owners and servants of and from any and all asserted or unasserted, known or unknown, claims, complaints, obligations, liabilities, promises, agreements, controversies, demands, damages, actions, causes of action, losses, benefits, compensation, debts and expenses of whatever kind or nature, including, but not limited to, any and all claims and rights founded in tort, at common law, based on promissory estoppel, founded in statute and under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act, as amended, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, Civil Rights Act of 1964, Civil Rights Act of 1991, Family and Medical Leave Act, Employee Retirement Income Security Act, Americans with Disabilities Act, Indiana Civil Rights Act, Consolidated Omnibus Budget Reconciliation Act and/or any local ordinance or International Labor Law, all as amended, on account of, arising from, or in any way growing out of, directly or indirectly, Employee’s employment and/or termination of employment with Company ( “Claims”), but not including rights or claims that arise under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act after this Agreement and Release is executed.

3. Employee acknowledges and agrees that in consideration of payment or partial payment of the sums set forth in Section 1 herein, he has no right to make claim against or receive any compensation or benefits of any kind under the Sun Life Long Term Disability, Life, Supplemental Life, Accidental Death and Dismemberment and Supplemental Dependent Life Plan or any other benefit plan in effect at Company.

4. Employee represents and agrees that he will keep the terms, amount, and fact of this Agreement and Release confidential, except that Employee may discuss the Agreement and Release with Employee’s attorney, accountant, spouse, and as required by law. Employee understands and agrees that Company is required to describe the material terms of this Agreement in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four (4) business days after this Agreement is signed by Employee and Company, and that Company will attach this Agreement in its entirety to such public filing. Employee further agrees that he shall not make, participate in the making, or encourage or facilitate any other person to make any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Company, its subsidiaries and their affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.

5. Employee represents and agrees:

a. That he has thoroughly reviewed all aspects of this Agreement and Release;

b. That he is fully aware and was advised of his right to discuss any and all aspects of this Agreement and Release with an attorney chosen by him prior to executing the Agreement and Release;

c. That he received this Agreement and Release on January 30, 2009 and was given until the close of business on February 20, 2009 to review, consider and execute this Agreement and Release and return to Company;

d. That he was informed that the release of age claims within this Agreement and Release does not become effective or enforceable until ten (10) calendar days after he executes it;

e. That he was informed that the Agreement and Release may be revoked by him at any time prior to the end of said ten (10) day period and that the Agreement and Release will become enforceable and irrevocable at the end of said ten (10) day period;

f. That he has carefully read and fully understands all of the provisions of the Agreement and Release; and,

g. That he is knowingly and voluntarily entering into the Agreement and Release.

6. Confidential Information. As a material inducement to Company to enter into the Agreement and Release, Employee agrees that he will never disclose any confidential information or trade secrets of Company, or its products and services, including, but not limited to, Company’s research, formulas, programs, methods, techniques, compilations, marketing and sales information and methods, financial or personnel operations and techniques, technical data, technical specifications or procedures, equipment, files, products or services, client information and lists in whatever media, and customer sources or prospects, to any person, firm, corporation, or other entity for any reason or purpose whatsoever, or use the same in any other business whatsoever. The parties agree that this language only applies to that information which is confidential since both parties agree that some information contained in these areas is not confidential. Consistent with the foregoing, Employee will immediately return to Company the original and any copies of all keys, identification cards, Company credit cards, equipment (including any computers, laptops, cell phones and similar devices provided to Employee by Company), papers, reports, memoranda or other items of property of Company or its subsidiaries.

Non Competition. Employee agrees that during the entire term of his employment with Company he has been privy to the confidential information identified immediately above and agrees, as a further material inducement to Company to enter into this Agreement and Release, that for a period of one year from the date hereof (the “Non-Competition Period”) he will not directly or indirectly enter into or engage in any competitive office equipment, games room, basketball, play-systems, fitness and or archery products manufactured, sold or distributed by Company as a partner, officer, marketing/sales director, owner, stockholder, director, consultant, or employee.

During the Non-Competition Period, employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

a.	solicit from any customer doing business with the Company business of the same or of a similar nature to the Business conducted between the Company and such customer; or

b.	solicit the employment or services of any person who at the time is employed by or a consultant to the Company.

In the event of such violation or threatened violation of any terms and conditions of this Section, Company may, in addition to other remedies provided by law, seek injunctive relief, elect to obtain specific enforcement of said terms and conditions and expressly reserves all legal remedies for provable damages caused by threatened breach or breach of the terms of this Section.

7. Employee agrees to cooperate fully with the Company during the twelve week period for which payment is being provided in accordance with Section 1 of this Agreement, including without limitation providing advisory and transition services, the retention of employee, banking, customer and supplier relationships, providing information about existing, past and prospective operations of Company, including financial and accounting information, policies and procedures. severance period, and remaining available to provide information on the location of files and or any sources of business information or reports to which Employee has access or knowledge. Employee further agrees to continue to comply with the Company’s insider trading policy, code of ethics and all other Company policies and procedures through such twelve week period and, with respect to the insider trading policy, for as long as Employee possesses any material, non-public information about the Company and its subsidiaries.

8. The Agreement and Release is made and entered into in the State of Indiana, and shall in all respects be interpreted, enforced and governed under the laws of said state. Employee and Company agree that proper venues for any litigation which may arise pursuant to the Agreement and Release are the Federal District Court for the Southern District of Indiana or an Indiana state court of unlimited jurisdiction located in Vanderburgh County, Indiana.

9. The Agreement and Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, written or oral, between Employee and Company pertaining to the subject matter hereof.

10. Employee agrees and represents that he will not file any complaints or charges against Company with any local, state or federal commission agency or court. Employee further agrees and represents that as of the date of execution of the Agreement and Release and as of the date the sums set forth in Section 1 above are paid, no complaints or charges have been or will be filed by Employee against Company with any local, state or federal commission, agency or court.

11. Employee represents and agrees that the Agreement and Release shall not in any way be construed as an admission by Company of any acts whatsoever against Employee or any other person and Company disclaims any liability to Employee.

12. Employee and Company agree that in the event that any terms or provisions contained in the Agreement and Release are held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof, and this Agreement and Release shall be construed as if such invalid, illegal or unenforceable terms or provisions had not be contained herein.

13. The Agreement and Release shall inure to and be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of and being binding upon Company and upon its successors and assigns.

          PLEASE READ CAREFULLY, THE AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

If applicable on the date of my execution of this Agreement and Release I, Terry Frandsen, acknowledge that I was given 21 days to consider this Agreement and Release and voluntarily chose to sign this Agreement and Release prior to the expiration of the 21-day period.

          IN WITNESS WHEREOF, the parties hereto have caused the Agreement and Release to be executed as their voluntary acts and deeds, the 3rd day of February, 2009.

/s/ TERRY FRANDSEN

Terry Frandsen “Employee”
/s/ JEFF DOOLEY

Witness

Escalade Incorporated

	By:	/s/ GARY ALLEN

“Company”